FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2021

CARDONE EQUITY FUND VI, LLC

Commission File No. 024-10943

Delaware

(State or other jurisdiction of incorporation or organization)

Cardone Capital LLC

18909 NE 29th Avenue

Aventura, FL 33180

Office: (310) 777-0255

Email: invest@Cardonecapital.com

All correspondence:

Alison M. Pear, Esq.

BUCHALTER, A PROFESSIONAL CORPORATION

805 SW Broadway, Suite 1500

Portland, OR 97205

 (503)226-1191

EMAIL FOR CORRESPONDENCE: apear@buchalter.com

Class A Interests

 (Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Cardone Equity Fund VI, LLC (the “Company,” “CEF VI,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate market specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease units;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside refinancing;

•	decreased rental rates or increased vacancy rates;

•	changes in multi-family or geographic market trends;

•	changes in real estate and zoning laws and increases in real property tax rates and values;

•	failure of acquisitions to yield anticipated results;

•	failure to achieve the target returns, internal rate of return, multiple and distributions to Members;

•	legislative or regulatory changes impacting our business or our assets; and

•	exposure to liability relating to environmental and health and safety matters.

CARDONE EQUITY FUND VI, LLC

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2021

1

PART II

Cardone Equity Fund VI, LLC

Item 1. Business

The Company

CARDONE EQUITY FUND VI, LLC (the “Company”) is a limited liability company organized December 12, 2018, under the laws of Delaware to primarily invest directly or indirectly in multifamily apartment complexes located throughout the United States. The Company started its offering of Class A Interests on October 16, 2019 and on June 26, 2020, the Company completed raising $29,463,000 under Regulation A Plus from over 1,300 individual investors, and completed its investments in four income producing multi-family real estate properties through various limited liability companies (“LLCs”) (treated as partnerships) each of which owns a single multifamily property (single purpose entities “SPE”).

The LLCs are co-owned by the Company, Cardone Equity Fund VIII, LLC (“CEF VIII”) and Grant Cardone, at various equity levels. The amount invested by the Company varies depending on the property lender’s requirements and the amount of funds raised by the Company and CEF VIII. The Company owns from 24.70% to 34.67% of each of the LLCs. Grant Cardone owns from 1% to 5% of the LLCs. CEF VIII is a $79,297,000 fund for accredited investors that was formed July 22, 2019, and began investing in properties on October 18, 2019. (See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions for further information.)

The SPEs and their related real estate investments consist of:

•

A 34.67% ownership interest in Cardone PCB Member, LLC, which owns 100% of PCB 288 LLC (d/b/a: 10X Living at Panama City Beach) which holds an investment in a 288 unit multifamily residential apartment development located in Panama City Beach, FL. The Company invested in Cardone PCB Member, LLC on October 16, 2019.

•

A 24.70% ownership interest in Cardone Columbia Member, LLC, which owns 100% of Columbia 531, LLC (d/b/a: 10X Living at Columbia Town Center), which holds an investment in a 531 unit multifamily residential apartment development located in Columbia, MD. The Company invested in Cardone Columbia Member, LLC on December 20, 2019.

•

A 24.70% ownership interest in Cardone Retreat Member, LLC, which owns 100% of Retreat 360, LLC (d/b/a: Retreat at Panama City Beach) which holds an investment in a 360-unit multifamily residential apartment development located in Panama City Beach, FL. The Company invested in Cardone Retreat Member, LLC on March 16, 2020.

•

A 24.70% ownership interest in Cardone Addison Member, LLC, which owns 100% of CC Addison Place, LLC (d/b/a: Addison Place) which holds an investment in a 294-unit multifamily residential apartment development located in Naples, FL. The Company invested in Cardone Addison Member, LLC on March 3, 2020.

                The Company receives distributions from each LLC on a pro rata basis with such LLCs other members based on net income generated from the rents associated with each SPEs. The SPEs make distributions at the times and in the amounts determined by the SPE’s managing member or manager, subject to applicable law and the terms of any applicable loan documents. Currently, these rent-based distributions are the Company’s primary source of revenues. The Company also expects these properties appreciate in value over the expected hold period of seven (7) to ten (10) years. The Company anticipates it will receive its pro rata portion of the net proceeds from the disposition of the property held by each SPE.

2

Membership Interests

The terms of the Class A Interests are governed by the Company’s Operating Agreement (“Operating Agreement”) as may be amended from time to time. The Class A Interests are entitled to a 65% profit interest in the Company, and the Class B Interests, all of which are held by the Company’s Manager, are entitled to a 35% profit interest. At this time, the Company’s Manager, in an exercise of its discretion, has distributed 79% of distributable cash to the Class A Members, with the intention that at a later time, when the cash flow from operations increases or an exit event occurs, the Manager may adjust cash distributions to be allocated on a cumulative 65%/35% basis. See Annual Report Item 7. Financial Statements Note 4 Member’s Equity/Net Assets.

Upon a “Capital Transaction” such as a refinance or disposition of a property, distributions will be made first, to the holders of the Class A Interests until they have received a return of one hundred percent (100%) of their capital contributions, and then the remainder going 65% to the holders of the Class A Interests and 35% to the holder of the Class B Interests.

Further information about the rights and obligations of the Class A Interests can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 47.

                Management

The Company does not have any employees, but relies on services provided by the Manager and its affiliates. The Company’s Manager is Cardone Capital LLC (“Manager”). The Company operates under the direction of Mr. Grant Cardone, who is the Managing Member of Cardone Capital LLC, who is also the Manager of CEF VIII.

Mr. Cardone is also the Managing Member of Cardone Real Estate Acquisitions, LLC, (“CREA”). CREA, under the direction of Mr. Cardone, is responsible for the oversight of the third-party property managers who supervise the day-to-day operations of the properties and the eventual decision regarding each property’s disposal. (See Annual Report Item 3. Directors and Officers for further information.) Further information about the rights and obligations of the Manager, including certain limitations on its liability and rights to indemnification, can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 47.

The Manager is only compensated for its services through its returns on its Class B Interests. CREA is paid by each LLC a fee in connection with its services equal to 1% of the investment’s fixed asset purchase price, and 1% of the disposition price received upon disposition and is paid by the Company an annualized Asset Management Fee equal to 1% of the capital raised by the Company. See Annual Report Item 7. Financial Statements, Note 5 Related Party Transaction and Annual Report Item 3. Executive Officer Compensation for further information regarding fees and compensation paid to the Manager.

3

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our Manager and its affiliates face include the following:

•	Our Manager manages other investment opportunities and funds outside of the Company including those that have similar investment objectives as the Company.

•	The Manager will most likely enlist the services of a third-party in order to manage our assets. The negotiation for the compensation for that third-party will be at market rates.

•	The terms of our operating agreement (including the Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm’s length.

•

Our Members may only remove our Manager for “cause” following the affirmative vote of Members holding 75% of the Class A Interests. Unsatisfactory financial performance does not constitute “cause” under the operating agreement.

Further information about potential conflicts of interest of our Manager can be found in our Offering Circular, RISK FACTORS beginning on page 15.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” beginning on page 10 of our latest offering circular filed with the SEC (“Offering Circular”) which may be accessed at www.sec.gov, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Class A Interests.

               Competition

The multifamily industry is highly competitive, and we face competition from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic market where our properties are and will be located. If so, this would increase the number of apartments units available and may decrease occupancy and unit rental rates. Furthermore, multifamily apartment communities we acquired compete, or will compete, with numerous housing alternative in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.

Investment Company Act

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended. If at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”.

Legal Proceedings

The Company’s Manager and Grant Cardone are currently defendants in a putative class action lawsuit brought by an investor who alleges violations of the federal securities laws in connection with the sale of interests in the Company and Cardone Equity Fund V, LLC. Luis Pino v. Cardone Capital LLC et al., Case # 2:20-cv-08499-JFW was filed in Federal District Court for the Central District of California on September 16, 2020 and dismissed with prejudice on April 30, 2021. Having lost in Federal District Court, the plaintiff filed an appeal to the Ninth Circuit Court of Appeals on May 28, 2021, Case # 21-55564. The Company’s Manager and Mr. Cardone do not believe that this case will interfere with their ability to manage the affairs of the Company.

4

Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Overview

Cardone Equity Fund VI, LLC is a Delaware limited liability corporation formed to primarily invest directly or indirectly in multifamily apartment complexes located throughout the United States.

On June 26, 2020, the Company completed raising $29,463,000 under Regulation A Plus from over 1,300 individual investors and completed its investments in four income producing multi-family real estate properties located in Panama City Beach, Florida, Naples, Florida, and Columbia, Maryland.

COVID-19 PANDEMIC

Certain impacts from the COVID-19 outbreak may have a significant negative impact on the Company's operations and performance.  These circumstances may continue for an extended period of time and may have an adverse impact on economic and market conditions.  The ultimate economic fallout from the pandemic and the long-term impact on economies, markets, industries, and individual companies are not known.  The extent of the impact to the financial performance and the operations of the Company will depend on future developments, which are highly uncertain and cannot be predicted.

Results of Operations

As of December 31, 2021, the Company was invested in four multifamily properties which have a fair market value of $58,183,691 and $33,184,111 as of December 31, 2021 and 2020, respectively, and a cost as of December 31, 2021 and 2020, of $25,536,143 and $27,520,845, respectively. Unrealized gains during 2021 and 2020 totaled $26,984,282 and $5,781,644, respectively, and the operating expenses totaled $423,247 and $343,718 netting to an increase in net assets from operations of $26,561,035 and $5,438,467, respectively. Our results of operations as of December 31, 2021, may not be indicative of those expected in future periods as the fair market value of the assets will fluctuate with changes in general economic conditions and the real estate market specifically.

The multifamily portfolio revenues finished 2021 very strong with a year over year increase of 7%. The increase was driven by an increase in average occupancy from 92.3% in 2020 to 95.8% in 2021 combined with increasing rental rates beginning the latter half of 2021. The 2021 rental revenue increase is associated with the removal of the COVID-19 eviction moratorium in August 2021 for three of the four properties (Columbia did not have the eviction moratorium removed until March 15, 2022), increased consumer demand for rental units and the increase in inflation from the latter part of 2021. The portfolio’s 2021 expenses increased at a comparatively higher rate at about 12% from 2020 levels, resulting in net operating income increasing by only about 4% over 2020 levels. This increase in cash flows allowed the Manager to pay to CREA in 2021 a total of $330,004 in management fees in 2021 as compared to $144,290 in 2020. The Manager anticipates cash flow will continue to improve in 2022, as demand for rental units remains strong in the Company’s locations.

5

Our results of operations as of December 31, 2021, may not be indicative of those expected in future periods as the fair market value of the assets will fluctuate with changes in general economic conditions and the real estate market specifically.

Liquidity and Capital Resources

As of December 31, 2021, and 2020, we directly had no outstanding debt. The entities in which we hold investments in real estate have leveraged their individual assets with non-recourse debt of up to 65%-75% of the cost of the acquisition price. As of December 31, 2021, the debt financing for the entire real estate portfolio in which we hold investments is approximately 69% of the cost of their tangible assets (before deducting depreciation or other non-cash reserves). The loan terms have interest rates ranging from 3.23% to 3.83% and pay interest only for at least the first five years of the 10-year term.  The first interest only period will end November 2024.

We anticipate that the revenues from the real properties held by the SPEs will be sufficient to service any associate debt and to pay for any operating expenses associated with the properties for the foreseeable future. We do not anticipate borrowing any additional funds or offering any additional debt or equity in the Company.

The Company’s Manager determines the amount of distributions (“Distributable Cash”) to be paid to our investors from the distributions received from the investment in the SPEs which own the properties. During 2021, the Company received monthly cash distributions through the SPEs from the operations of the multifamily properties, totaling $1,984,702 and distributed a total of $1,620,136 representing a 4.5% annual rate of return or $1,325,506 to its Class A Unit holders and $294,630 to its Class B Unit Holder. At the Manager’s discretion, a reduced percentage of distributions were paid to the Class B Interest holder, the Manager, with the intention that at a later time, when the cash flow from operations increases or an exit event occurs, the Manager may adjust cash distributions to retroactively account for the deferred payments. (See Annual Report Item 7. Financial Statements Note 4 Member’s Equity/Net Assets for further information.)

Distributions paid to investors may not be indicative of future distributions since they are dependent upon the amount of the Company’s available Distributable Cash and the distributions received from the SPEs holding each property which may vary due to changes in rental rates, occupancy, expenses and other obligations of the property and general market conditions.

Trends and Key Information Affecting our Performance

Through December 31, 2021, we believe that current market dynamics and underlying fundamentals suggest an overall positive trend in the United States multifamily housing industry. Our properties are in desirable locations and will benefit from the wave of new renters fleeing major metros in the wake of the COVID-19 pandemic, many of whom are now free to work remotely as the pandemic eases. Job growth, increasing household formations, and changing demographics provide the backdrop for strong renter demand. We believe that other factors impacting the prime United States renter demographic, such as the increase in the average cost of first-time home ownership, increasing mortgage interest rates, and tight credit standards in the single-family home mortgage market further support, the value proposition of owning multifamily properties.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

6

Fair Value Measurement

See Note 3 to our financial statements in the Annual Report Item 7. Financial Statements for a discussion on how we treat fair value measurement of the Company’s real estate investments.

Item 3. Directors and Officers

The following table shows the names and ages of the principals of CREA, which manages the day-to-day operations of the Company, and the positions held by each individual:

Name(1)	Age	Title	Term of Office(2)
Grant Cardone	64	Chief Executive Officer	Inception
Ryan Tseko	37	Vice President	8+years
Dan Bell	50	Chief Operating Officer	10 months
Susan Schieman	65	Chief Financial Officer	4+ years

(1)	The address for the above individuals listed is 18909 NE 29th Ave, Aventura, FL 33180.
(2)	Term of Office refers to the officers term of office at CREA, and may pre-date the inception of the Company.

Each of the above named officers work full time for CREA. Biographical information regarding the above individuals can be found in our Offering Circular, MANAGER, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, Duties Responsibilities and Experience section, page 52.

Chief Operating Officer

Dan Bell has 25 years of finance and operations experience and joined Cardone Real Estate Acquisitions, LLC in 2021 as the Chief Operating Officer. In this capacity he is responsible for all non-acquisition functions and the day-to-day operations of the Manager. From 2000 to 2011, Dan was an investment banker at Credit Suisse focused initially on mergers and acquisitions and subsequently equity capital markets. During his tenure at Credit Suisse, Dan completed approximately $75 billion of advisory and financing transactions. During 2012 to 2015, Dan was the Co-Head of Strategy and Capital Markets at Annaly Capital Management where he was responsible for acquisitions, capital raising, and organizational strategy for a publicly traded real estate investment trust with over $100 billion of assets. Dan also served as the Head of Finance for a real estate family office. Dan began his career at Bank of America as a leveraged loan analyst. He holds a B.S. in Business Administration with a finance concentration from West Virginia University.

We operate indirectly under the direction of Mr. Grant Cardone. He is the sole decision maker of Cardone Capital LLC which is the Manager of the Company and CREA, which provides day-to-day operational services for the Company. All business and affairs of the Company shall be managed by the Manager. The Manager directs, manages, and controls the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company.

7

Compensation of Executive Officers

Mr. Cardone does not currently receive any compensation for his services, other than returns he receives from the Company on his direct personal investments in the Company, the returns received by Cardone Capital LLC, which is wholly owned by Mr. Cardone, as the holder of the Class B Interests, and fees received through CREA, which is also wholly owned by Mr. Cardone. (See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions, as well as our Offering Circular, CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, page 55, for further information.) Since inception, Cardone Capital LLC has received $633,203 in distributions by virtue of its holding the Class B Interests of the Company and CREA received $527,166 in 2019 and $376,675 in acquisition fees in 2020 from the Company’s SPEs. The other persons involved in the day-to-day operations of the Company are employed by CREA and receive compensation from CREA, the acquisition arm of the Manager for his or her services. For the years ended December 31, 2021 and 2020, the Company incurred $294,630 and $242,282, respectively, in Asset Management Fees payable to CREA, of which $62,547 remains payable as of December 31, 2021.

Item 4. Security Ownership of Management and Certain Securityholders

The following table presents information regarding the Company’s Equity Program investors as of December 31, 2021 by:

•	our Manager;

•	our Manager’s Managing Member; and

•	any equity owner known by us to beneficially hold 10% or more of the Company’s equity interests.

Name	Number of Class A Interests	% of Class A Interests	Number of Class B Interests	% of Class B Interests
Grant Cardone[1]	45[2]	0.15%	1 [3]	100%

___________

(1)	Grant Cardone owns 100% of the equity interests of Cardone Capital LLC, the Company’s Manager. The business address for Mr. Cardone and Cardone Capital LLC is 18909 NE 29th Ave, Aventura, FL 33180.
(2)	Class A Interests above are directly beneficially owned by Mr. Cardone.
(3)	All of the Class B Interests are held directly by Cardone Capital LLC.

Item 5. Interest of Management and Others in Certain Transactions

               See Annual Report Note 5 to our financial statements in “Item 7. Financial Statements” for a discussion of related party transactions.

Item 6. Other Information

None.

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Item 7. Financial Statements

CARDONE EQUITY FUND VI, LLC

Financial Statements and Independent Auditors’ Report

F-1

INDEPENDENT AUDITOR'S REPORT

Cardone Equity Fund VI, LLC

Opinion

We have audited the accompanying financial statements of Cardone Equity Fund VI, LLC, which comprise the statements of net assets, including the schedules of real estate investments, as of December 31, 2021 and 2020, and the related statements of operations, changes in net assets and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardone Equity Fund VI, LLC as of December 31, 2021 and 2020, and the results of its operations, changes in its nets assets, and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Cardone Equity Fund VI, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Cardone Equity Fund VI, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-2

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Cardone Equity Fund VI, LLC’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Cardone Equity Fund VI, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Kaufman, Rossin & Co., P.A.

April 15, 2022

Miami, Florida

F-3

Cardone Equity Fund VI, LLC
Statements of Net Assets
As of December 31, 2021 and 2020

	December 31, 2021	December 31, 2020
Assets:
Real estate investments, at fair market value
(cost of $25,536,143 and $27,520,845, respectively)	$58,183,691	$33,184,111
Cash	95,180	194,653

Total assets	58,278,871	33,378,764

Liabilities:

Accounts payable	462	5,879
Accrued expenses-related party	62,547	97,922

Total liabilities	63,009	103,801

Net assets	$58,215,862	$33,274,963

See accompanying note, which are an integral part of these financial statement

F-4

Cardone Equity Fund VI, LLC
Schedule of Real Estate Investments
As of December 31, 2021

	Ownership		Fair Market
Investment	Interest	Cost Basis	Value

Cardone PCB Member, LLC [1]	34.67%	$4,662,968	$13,531,350

Cardone Columbia Member, LLC [2]	24.70%	9,427,253	16,456,041

Cardone Retreat Member, LLC [3]	24.70%	4,601,177	13,133,593

Cardone Addison Member, LLC [4]	24.70%	6,844,745	15,062,707

		$25,536,143	$58,183,691

___________

[1] Cardone PCB Member, LLC owns 100% of PCB 288, LLC (d/b/a: 10X Living at Panama City Beach) which holds an investment in a 288 unit multifamily apartment community located in Panama City Beach, FL. The Company invested in Cardone PCB Member, LLC on October 16, 2019. The Company's proportional share of this investment represents 23% of net assets.

[2] Cardone Columbia Member, LLC owns 100% of Columbia 531, LLC (d/b/a: 10X Living at Columbia Town Center) which holds an investment in a 531 unit multifamily apartment community located in Columbia, MD. The Company invested in Cardone Columbia Member, LLC on December 20, 2019. The Company's proportional share of this investment represents 28% of net assets.

[3] Cardone Retreat Member, LLC owns 100% of Retreat 360, LLC (d/b/a: Retreat at Panama City Beach) which holds an investment in a 360 unit multifamily apartment community located in Panama City Beach, FL. The Company invested in Cardone Retreat Member, LLC on March 16, 2020. The Company's proportional share of this investment represents 23% of net assets.

[4] Cardone Addison Member, LLC owns 100% of CC Addison Place, LLC (d/b/a: Addison Place) which holds an investment in a 294 unit multifamily apartment community located in Naples, FL. The Company invested in Cardone Addison Member, LLC on March 3, 2020. The Company's proportional share of this investment represents 26% of net assets.

See accompanying note, which are an integral part of these financial statement

F-5

Cardone Equity Fund VI, LLC
Schedule of Real Estate Investments
As of December 31, 2020

	Ownership		Fair Market
Investment	Interest	Cost Basis	Value

Cardone PCB Member, LLC [1]	34.67%	$5,112,243	$5,740,665

Cardone Columbia Member, LLC [2]	24.70%	10,001,607	11,495,040

Cardone Retreat Member, LLC [3]	24.70%	4,971,485	5,887,237

Cardone Addison Member, LLC [4]	24.70%	7,435,510	10,061,169

		$27,520,845	$33,184,111

____________

[1] Cardone PCB Member, LLC owns 100% of PCB 288, LLC (d/b/a: 10X Living at Panama City Beach) which holds an investment in a 288 unit multifamily apartment community located in Panama City Beach, FL. The Company invested in Cardone PCB Member, LLC on October 16, 2019. The Company's proportional share of this investment represents 17% of net assets.

[2] Cardone Columbia Member, LLC owns 100% of Columbia 531, LLC (d/b/a: 10X Living at Columbia Town Center) which holds an investment in a 531 unit multifamily apartment community located in Columbia, MD. The Company invested in Cardone Columbia Member, LLC on December 20, 2019. The Company's proportional share of this investment represents 35% of net assets.

[3] Cardone Retreat Member, LLC owns 100% of Retreat 360, LLC (d/b/a: Retreat at Panama City Beach) which holds an investment in a 360 unit multifamily apartment community located in Panama City Beach, FL. The Company invested in Cardone Retreat Member, LLC on March 16, 2020. The Company's proportional share of this investment represents 18% of net assets.

[4] Cardone Addison Member, LLC owns 100% of CC Addison Place, LLC (d/b/a: Addison Place) which holds an investment in a 294 unit multifamily apartment community located in Naples, FL. The Company invested in Cardone Addison Member, LLC on March 3, 2020. The Company's proportional share of this investment represents 30% of net assets.

See accompanying note, which are an integral part of these financial statement

F-6

Cardone Equity Fund VI, LLC
Statements of Operations
For the Years Ended December 31, 2021 and 2020

	Year Ended	Year Ended
	December 31, 2021	December 31, 2020

Investment income	$-	$541

Expenses

Asset management fee	294,630	242,282
Professional fees	103,009	87,825
Administrative and other	25,608	13,611

Total expenses	423,247	343,718

Net investment loss	(423,247)	(343,177)

Change in unrealized gains on real estate investments	26,984,282	5,781,644

Net increase in net assets resulting from operations	$26,561,035	$5,438,467

See accompanying note, which are an integral part of these financial statement

F-7

Cardone Equity Fund VI, LLC
Statements of Changes in Net Assets
For the Years Ended December 31, 2021 and 2020

	Total	Members Class A Interests	Managing Member Class B Interests
Balances, December 31, 2019	$9,069,586	$9,071,815	$(2,229)

Contributions	20,146,182	20,146,182	-

Distributions	(1,354,376)	(1,018,032)	(336,344)

Offering and syndication costs	(24,896)	(24,896)	-

Net increase in net assets resulting from operations	5,438,467	3,591,190	1,847,277

Balances, December 31, 2020	33,274,963	31,766,259	1,508,704

Distributions	(1,620,136)	(1,325,506)	(294,630)

Net increase in net assets resulting from operations	26,561,035	17,264,673	9,296,362

Balances, December 31, 2021	$58,215,862	$47,705,426	$10,510,436

See accompanying note, which are an integral part of these financial statement

F-8

Cardone Equity Fund VI, LLC
Statements of Cash Flows
For the Years Ended December 31, 2021 and 2020

	Year Ended	Year Ended
	December 31, 2021	December 31, 2020

Cash flows from operating activities:
Net increase in net assets resulting from operations	$26,561,035	$5,438,467

Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:

Change in unrealized gains on investments	(26,984,282)	(5,781,644)
Purchase of investments	-	(19,896,831)
Distributions from investments	1,984,702	1,504,964
Changes in operating assets and liabilities:
Accounts payable	(5,417)	3,597
Accrued expenses-related party	(35,375)	91,477
Net cash provided by (used in) operating activities	(1,520,663)	(18,639,970)

Cash flows from financing activities:
Offering proceeds	-	18,901,705
Offering and syndication costs	-	(24,896)
Distributions	(1,620,136)	(1,354,376)
Net cash provided by (used in) financing activities	(1,620,136)	17,522,433

Net increase in cash	(99,473)	(1,117,537)

Cash, beginning of year	194,653	1,312,190
Cash, end of year	$95,180	$194,653

See accompanying note, which are an integral part of these financial statement

F-9

CARDONE EQUITY FUND VI, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2021 and 2020

NOTE 1: NATURE OF OPERATIONS

CARDONE EQUITY FUND VI, LLC (the “Company”), is a limited liability company organized December 12, 2018 under the laws of Delaware and is located in Aventura, Florida.

The Company commenced operations and started accepting subscriptions October 16, 2019 when $1,163,160 was accepted and invested in the first multifamily real estate investment. On June 26, 2020, the Company completed raising $29,463,000 under Regulation A Plus from over 1,300 investors and completed its investments in four multifamily real estate properties. The fund-raising activities were completed through Cardone Capital, LLC’s (the “Managing Member”) online platform.

The Company made its investments through limited liability corporations (“LLC’s”) (treated as partnerships) that own a single multifamily property (through single purpose entities “SPE’s”). The LLC's are co-owned by the Company, Cardone Equity Fund VIII, LLC (“CEF VIII”), a related entity by common management, and Grant Cardone, managing member of Cardone Capital, LLC. Grant Cardone owns from 1% to 5% of the LLC’s. CEF VIII is a $79,297,000 million capital raised fund for accredited investors that began its operations in October 2019. The Managing Member parallel invested the funds raised from the Company’s offering, funds raised from CEF VIII’s offering and funds from Grant Cardone in all property acquisitions at varying ownership levels. The amount invested varied depending on the lender’s requirements and the amount of funds raised by the Company and CEF VIII.

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared under accounting principles generally accepted in the United States of America (“GAAP”) for investment companies. The Company is an investment company that follows the specialized accounting and reporting guidance of the Financial Accounting Standards Board (“FASB’) Accounting Standards Codification (“ASC”) Topic 946 “Financial Services – Investment Companies.” The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of investment income, expenses and gains (losses) during the reporting period. Actual results could differ from those estimates.

F-10

CARDONE EQUITY FUND VI, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2021 and 2020

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Concentration of Cash Balance

The Company’s cash in bank deposit accounts, at times, may exceed federally insured limits.

Real Estate Investments

Investments in real estate are carried at fair value.  Costs to acquire real estate investments are capitalized as a component of investment cost.  The fair values of real estate investments are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date.

Investments without a public market are valued based on assumptions made and valuation techniques used by the Managing Member. Such valuation techniques may include discounted cash flow analysis, prevailing market capitalization rates or earnings multiples applied to earnings from the investment, analysis of recent comparable sales transactions, actual sale negotiations and bona fide purchase offers received from third parties, consideration of the amount that currently would be required to replace the asset, as well as independent external appraisals. In general, the Managing Member considers multiple valuation techniques when measuring the fair value of a real estate investment. However, in certain circumstances, a single valuation technique may be appropriate.

The fair value of real estate investments does not reflect the Company’s transaction sale costs, which may be incurred upon disposition of the real estate investments. Such costs are estimated to approximate 2% - 3% of gross property fair value. The Company also reflects its real estate equity investments net of investment level financing.  Valuation adjustments attributable to underlying financing arrangements are considered in the real estate equity valuation.

The Company may invest in real estate and real estate related investments for which no liquid market exists. The market prices for such investments may be volatile and may not be readily ascertainable. In addition, there continues to be significant disruptions in the global capital, credit and real estate markets. These disruptions have led to, among other things, a significant decline in the volume of transaction activity, in the fair value of many real estate and real estate related investments, and a significant contraction in short-term and long-term debt and equity funding sources. This contraction in capital includes sources that the Company may depend on to finance certain of its investments. These market developments may have a significant adverse impact on the Company’s liquidity position, results of operations and financial condition and may continue to adversely impact the Company if market conditions continue to deteriorate. The decline in liquidity and prices of real estate and real estate related investments, as well as the availability of observable transaction data and inputs, may have made it more difficult to determine the fair value of such investments. Amounts ultimately realized by the Company from real estate investments sold may differ from the fair values presented, and the differences could be material.

F-11

CARDONE EQUITY FUND VI, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2021 and 2020

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurement

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The investments in real estate will fall into Level 3 category, therefore, fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the reporting date.

Investments in Real Estate Transactions

Purchases and sales of real estate investments are recorded on a transaction basis.  Distributions from the real estate investment are first applied to the cost of the investment until the total cost has been recovered, after which point any further distributions are recorded as realized gains.  Further, realized gains and losses on real estate investment transactions will be recognized upon the sale of the investment.  Changes in unrealized gains and losses are included in the results of operations.

F-12

CARDONE EQUITY FUND VI, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2021 and 2020

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions.    Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial conditions and the results of operations.

Offering and Syndication Costs

Offering and syndication costs represent costs incurred in connection with the offering and syndication of members’ interests.  These costs are reflected as a direct reduction of Class A net assets.  As of December 31, 2020, a total of $102,707 was incurred for offering and syndications costs.

Income Taxes

The Company is a limited liability company, treated as a partnership for U.S. income tax purposes.  Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the accompanying financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Bipartisan Budget Act of 2015 provides that any entity treated as a partnership for U.S. income tax purposes may be directly assessed for federal income taxes, interest and penalties arising from partnership audits and/or adjustments (the “Assessment”) for tax years beginning after December 31, 2017, rather than the owners of the entity being liable for the Assessment.  Any such Assessment against the entity would impact the equity interests of current owners pro-rata at the time the Assessment is levied absent claw-back provisions to any former owners or other special allocation provisions within the entity’s governing documents.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of uncertain tax position taken or expected to be taken in a tax return for open tax years (generally a period of three years from the later of each return’s due date or the date filed) that remain subject to examination by the Company’s major tax jurisdictions.

For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

F-13

CARDONE EQUITY FUND VI, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2021 and 2020

NOTE 3: FAIR VALUE MEASUREMENTS

The fair value for certain financial instruments is derived using valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:

Cash, accrued expenses and other related party payables: these balances approximate their fair values.

Real estate investments are stated at fair value of the ownership interests of the underlying entities.  The Company’s ownership interests are valued based on the fair value of the underlying real estate, any related mortgage loans payable, and other factors, such as ownership percentage, distribution provisions and capital call obligations.  The Company’s estimates of the values of real estate properties have been prepared giving consideration to the income, direct capitalization and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property (typically 10 years) and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data. The direct capitalization approach is based on the net operating income (NOI) of the underlying real estate for a stabilized operation divided by the market capitalization rate. The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities which typically provide a range of value. The direct capitalization approach was used to value all of the Company’s real estate investments as of December 31, 2021 and 2020. The terminal cap rate and the discount rate are significant inputs to these valuations. These rates are based on the location, type and nature of each property, and current and anticipated market conditions. Significant increases in discount or capitalization rates in isolation would result in a significantly lower fair value measurement. Significant decreases in discount or capitalization rates in isolation would result in a significantly higher fair value measurement.

Investment values as of December 31, 2021 and 2020, were determined based on capitalization rate of 4.25% to 4.50% and 4.35% to 4.90%, respectively.  Fair value measurements take into consideration the estimated effect of physical depreciation, historical cost depreciation and amortization on real estate related investments.

Upon the disposition of all real estate investments by an investee entity, the Company will continue to state its equity in the remaining net assets of the investee entity during the wind-down period.  The Company’s real estate investments are classified within level 3 of the valuation hierarchy.

The following is a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2021 and 2020:

Description	Real Estate Investments
Beginning balance, December 31, 2019	$9,010,600
Purchase of real estate investments	19,896,831
Unrealized loss on real estate investments	5,781,644
Distributions from real estate investments	(1,504,964)
Ending Balance, December 31, 2020	33,184,111
Unrealized gain on real estate investments	26,984,282
Distributions from real estate investments	(1,984,702)
Ending Balance, December 31, 2021	$58,183,691

F-14

CARDONE EQUITY FUND VI, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2021 and 2020

NOTE 4: MEMBER’S EQUITY/NET ASSETS

On June 26, 2020, the Company completed raising $29,463,000 by offering 29,463 Class A Interests at $1,000 per Interest through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A Plus” and sold the Interests directly to investors. The minimum investment was $5,000. The Class A Members in the Company will receive a 65% profits interest.

The Managing Member’s Class B Interest will be a 35% profits interest and is subordinate to the Class A Interest.

Losses for any fiscal year shall be allocated among the Members in proportion to their positive capital account balances, giving consideration to their respective ownership period, until the balance of each capital account equals zero. Thereafter, all losses shall be allocated in accordance to each Member’s respective Percentage Interest in the Company. Profits will first be allocated pro rata to the Members in accordance with the amount of Losses previously allocated if such previous Losses were not offset by Profits. Thereafter, Profits shall be allocated in accordance with actual distributions of Distributable Cash and shall be allocated 65% to the Class A Members (in proportion to their respective Percentage Interests) and 35% to the Class B Interests. In all cases, giving consideration to their respective ownership period.

In accordance with the operating agreement, distributions will be allocated 65% to the Class A Members and 35% to the Class B Member.  At this time, the Managing Member has distributed all distributable cash to the Class A and Class B Members which totaled $2,350,197 and $633,203, respectively, as of December 31, 2021.  The Class A Members have received a 4.5% annual rate of return since inception.  At a later time, when the cash flow from operations increases or an exit event occurs, the Managing Member may adjust cash distributions to be allocated on a cumulative 65%/35% basis, the impact of this at December 31, 2021 would be to distribute an additional $632,288 to the Managing Member.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company has engaged the Managing Member to manage the Company, under a management agreement. The Company is subject to the following fees under this agreement:

Reimbursement of Offering and Syndication Costs

The Company’s Managing Member and its affiliates will be reimbursed for actual offering and syndication expenses incurred.  Offering and syndication expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses.

As of December 31, 2020, the Company incurred a total of $102,707 in offering and syndication-related expenses which were initially advanced by a related party of the Company and fully repaid by December 31, 2020.

Acquisition Fee

Each of the Company’s real estate investments, are obligated to pay the Company’s Managing Member or its designated affiliate 1% of the investment’s fixed asset purchase price. This fee will be paid at the discretion of the Managing Member, but no later than the liquidation of the real estate investment.  Should the fee be paid at acquisition it is included as an acquisition cost of the SPE purchasing the property and therefore would be included in the cost of the Company’s investment.

F-15

CARDONE EQUITY FUND VI, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2021 and 2020

NOTE 5: RELATED PARTY TRANSACTIONS (continued)

As of December 31, 2021, all acquisition fees have been paid and a total of $3,430,005 in fees are considered acquisition costs and included in the basis of the purchased property. The Company’s proportional share, based on the ownership of the respective investments, paid totaled $903,820 and is included in the investment cost.

Disposition Fee

For each real estate investment, the Company will pay its Managing Member or its designated affiliate 1% of the investment’s sale price.  This fee will be paid at the disposition of the real estate investment.

Asset Management Fee

The Company will pay the Managing Member, or its designated affiliate, a 1% annualized Asset Management Fee during the first three years of operations which will be calculated based on the Contributed Capital as of the end of each prior month.  After the first three years, the amount of Contributed Capital will be reduced for the return of capital to Members from the liquidation and disposition from the sale of one of the Company’s assets.  This fee will be payable monthly at the discretion of the Managing Member.  For the years ended December 31, 2021 and 2020, the Company incurred $294,630 and $242,282, respectively, in Asset Management Fees, of which $62,547 remains payable as of December 31, 2021.

Notes Payable

When each Cardone Member entity purchases a multifamily property, Grant Cardone contributes his equity and loans the balance needed to purchase the property to each Cardone Member entity.  The aggregate principle balance loaned by Grant Cardone on behalf of the Company to the Cardone Member entities to acquire the investments amounted to $17,426,727.  Each loan pays 6% interest rate, is unsecured and is payable on demand.  As of December 31, 2020, all loans had been repaid and the Company’s proportional share of interest paid totaled $126,430.

Co-investments

As of December 31, 2021, the Company had co-invested with CEF VIII and Grant Cardone as follows:

	10X Living at Panama City Beach		10X Living at Columbia at Town Center		Retreat at Panama City Beach		Addison Place
Entity	Investment	Percentage	Investment	Percentage	Investment	Percentage	Investment	Percentage

CEF VI	$5,546,599	34.67%	$10,608,650	24.70%	$5,162,300	24.70%	$7,731,100	24.70%
CEF VIII	10,253,401	64.08%	31,911,350	74.30%	14,692,700	70.30%	22,003,900	70.30%
Grant Cardone	200,000	1.25%	430,000	1.00%	1,045,000	5.00%	1,565,000	5.00%
Total	$16,000,000	100%	$42,950,000	100%	$20,900,000	100%	$31,300,000	100%

Investment in Class A Shares

Primarily in response to COVID-19, Grant Cardone, as Manager of Cardone Capital, made the decision to allow requesting investors to sell their interests to him. During 2020 and 2021, he purchased 35 units and 10 units, respectively, with combined equity value, at transfer date, totaling $44,151 which represents a 0.15% ownership of the Class A shares.

F-16

CARDONE EQUITY FUND VI, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2021 and 2020

NOTE 6: FINANCIAL RISKS AND UNCERTAINTIES

The Company is subject to several risks including the following:

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to raise funds to fulfill its commitments.

Market Risk

Market risk is the potential loss that can be caused by increases or decreases in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counter parties fail to perform pursuant to the terms of their obligations.

Other Risk

Certain impacts from the COVID-19 outbreak may have a significant negative impact on the Company's operations and performance.  These circumstances may continue for an extended period of time and may have an adverse impact on economic and market conditions.  The ultimate economic fallout from the pandemic and the long-term impact on economies, markets, industries, and individual companies are not known.  The extent of the impact to the financial performance and the operations of the Company will depend on future developments, which are highly uncertain and cannot be predicted.

NOTE 7: FINANCIAL HIGHLIGHTS

The following summarizes the Company’s financial highlights for the years ended December 31, 2021 and 2020:

	Class A Members	Class A Members
	December 31, 2021	December 31, 2020
Total return [1]
End of period since-inception internal rate of return	33.91%	13.44%
Beginning of period since-inception internal rate of return	13.44%	-22.08%

Expense ratios [2]
Operating expense	0.69%	0.87%

Net investment income (loss) ratios [3]	(0.69%)	(0.87%)

__________

1 Total return is calculated based on a dollar-weighted internal rate of return methodology net of fees. The internal rate of return is computed on a since-inception basis using annual compounding and the actual dates of cash inflows received by and outflows paid to investors and including ending net asset value as of each measurement date. Because total return is calculated for the Class A Members taken as a whole, an individual Class A Member’s return may vary from these returns based on a different management fee and incentive arrangements (as applicable) and the timing of capital contributions.

2 These expense ratios are calculated for the Class A Members taken as a whole using weighted average of net assets for the period. The computation of such ratios is based on the amount of expenses assessed to an individual Class A Member’s capital may vary from these ratios based on different management fee incentive arrangements (as applicable) and the timing of capital transactions.

3 The net investment (loss) ratios are calculated for the Class A Members taken as a whole using weighted average net assets for the period. The computation of the net investment income (loss) ratio is based on the amount of net investment income assessed to an individual Class A Member’s capital may vary from these ratios based on different management fee arrangements (as applicable).

F-17

CARDONE EQUITY FUND VI, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2021 and 2020

NOTE 8:  OTHER MATTERS

Cardone Capital LLC, Grant Cardone, the Company, and Cardone Equity Fund V, LLC are currently defendants in a putative class action lawsuit brought by an investor who alleges violations of the federal securities laws in connection with the sale of interests in Cardone Equity Fund V, LLC and Cardone Equity Fund VI, LLC.  Luis Pino v. Cardone Capital, LLC et al., Case # 2:20-cv-08499-JFW was filed in Federal District Court for the Central District of California on September 16, 2020 and was dismissed with prejudice on April 30, 2021.  Having lost in Federal District Court, the plaintiff filed an appeal to the Ninth Circuit Court of Appeals on May 28, 2021, Case # 21-55564.  Given the uncertainty of litigation and the preliminary stage of this appeal, the defendants cannot reasonably estimate if any loss may result from this action. The Company may also incur legal fees or other expenses in connection with the defense against these claims. The defendants believe that the allegations in this lawsuit are without merit and will vigorously defend against the action.

 NOTE 9: SUBSEQUENT EVENTS

Since December 31, 2021, Cardone Equity Fund VI has distributed an additional $441,947 to Class A Members and $73,657 to Class B Members.

Management has evaluated subsequent events through April 15, 2022, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

F-18

Item 8. Exhibits

Exhibit 2.1*

Certificate of Formation (Incorporated by reference to Cardone Equity Fund VI, LLC Amendment No. 3 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 26, 2019 (File No. 024-10943))

Exhibit 3.1*

Operating Agreement of Cardone Equity Fund VI, LLC, dated January 10, 2019 (Incorporated by reference to Cardone Equity Fund VI, LLC Annual Report on Form 1-K as filed with the Securities and Exchange Commission on April 14, 2021 (File No. 24R-00237))

Exhibit 4.1*

Subscription Agreement for Class A Units (Incorporated by reference to Exhibit 2 to Cardone Equity Fund VI, LLC Amendment No. 3 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 26, 2019 (File No. 024-10943))

Exhibit 6.1*

Asset Management Agreement, dated October 16, 2019, by and between Cardone Equity Fund VI, LLC and Cardone Capital LLC (Incorporated by reference to Cardone Equity Fund VI, LLC Annual Report on Form 1-K as filed with the Securities and Exchange Commission on April 14, 2021 (File No. 24R-00237))

Exhibit 6.2*

Assignment and Assumption of Asset Management Agreement by and between Cardone Capital LLC and Cardone Real Estate Acquisitions, LLC (Incorporated by reference to Cardone Equity Fund VI, LLC Annual Report on Form 1-K as filed with the Securities and Exchange Commission on April 14, 2021 (File No. 24R-00237))

Exhibit 6.3*

Transfer Agency and Service Agreement, dated January 29, 2019 by and among Cardone Capital, LLC, Computershare Trust Company, N.A., and Computershare, Inc. (Incorporated by reference to  Cardone Equity Fund VI, LLC Amendment No. 2 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 26, 2019 (File No. 024-10943))

_______

* Filed previously and incorporated herein by reference

9

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardone Equity Fund VI, LLC

By:	Cardone Capital, LLC, its Manager

By:	/s/ Grant Cardone
Name:	Grant Cardone
Title:	Chief Executive Officer

Date: April 15, 2022

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grant Cardone	Chief Executive Officer of Cardone Capital LLC,	April 15, 2022
Grant Cardone	the issuer’s Manager (Principal Executive Officer)

/s/ Susan Schieman	Chief Financial Officer of Cardone Real Estate Acquisitions,	April 15, 2022
Susan Schieman	LLC, the issuer’s management company (Principal Financial Officer)

10